Exhibit 99.1

BK Technologies Reports Third Quarter 2025 Revenue Increase of 21% to $24.4 Million; Net Income Increases 46% to $3.4 Million

●	3Q25 gross margin of 49.9% compared with 38.8% in 3Q24
●	3Q25 GAAP diluted EPS of $0.87 compared with $0.63 in 3Q24
●	3Q25 non-GAAP diluted adjusted EPS[1] of $1.27 compared with $0.71 in 3Q24
●	Record Cash Balance of $21.5 million; Financial debt-free balance sheet at September 30,2025
●	Reiterating full year targets: high single-digit revenue growth, gross margin of 47%+, GAAP EPS of $3.15 per diluted share, and non-GAAP adjusted EPS of $3.80 per diluted share

WEST MELBOURNE, FL November 6, 2025 / BK Technologies Corporation (NYSE American: BKTI) (the “Company,” “BK Technologies”), a provider of advanced public safety communications solutions, today announced financial and operating results for the third quarter and nine months ended September 30, 2025. The Company will host a conference call today, November 6, 2025, at 9:00 a.m. Eastern Time.

John Suzuki, CEO of BK Technologies, commented, “This was an excellent quarter for us, reflecting strong revenue growth, margin expansion and a significant increase in profitability. Our revenue growth in the quarter was driven by robust federal order activity, including multiple purchase orders totaling $12.9 million from the USDA Forest Service. We’re also seeing increased market recognition for our BKR 9000 multiband radio which commands a premium price point and helped drive margin improvement in the quarter.

“We ended the quarter with a record cash balance and no debt, underscoring the power of our proven, asset light model and strong operating leverage. Our financial strength provides us the flexibility to deploy capital thoughtfully, by pursuing opportunities that offer the highest return on invested capital, whether through new product innovation, strategic partnerships, or technology investments that aim to strengthen our long-term competitive position in our core public-safety communications markets. With our strong performance in the third quarter and year to date, we remain confident in our ability to meet or surpass our previously stated full-year 2025 guidance of high single-digit revenue growth, gross margin of 47%+, GAAP EPS of $3.15 per diluted share, and non-GAAP adjusted EPS of $3.80 per diluted share,” Mr. Suzuki concluded.

1 Represents a non-GAAP financial measure. Refer to the section entitled “Use of Non-GAAP Measures” and Reconciliation to GAAP later in this press release.

Third Quarter 2025 Financial Review

Revenue of $24.4 million increased 21.0% compared to revenue of $20.2 million in the third quarter of 2024.

Gross margin of 49.9% significantly improved compared to gross margin of 38.8% in the third quarter of 2024, primarily related to product mix as the BKR 9000 gains traction in the marketplace.

Selling, General & Administrative expenses totaled $7.3 million, compared with $5.2 million for the third quarter of 2024. Selling General and Administrative expense in the quarter includes non-cash stock compensation expense of approximately $0.6 million. On August 6, 2025, the Company issued 39,250 shares of common stock at a closing price of $38.27 related to restricted stock unit grants issued in 2023 for performance related criteria of the BKR 9000 multiband portable radio.

Operating income was $4.8 million compared with operating income of $2.6 million in the third quarter of 2024.

BK Technologies recorded net income of $3.4 million or $0.93 per basic and $0.87 per diluted share, compared with net income of $2.4 million or $0.67 per basic and $0.63 per diluted share, for the third quarter of 2024.

The Company reported non-GAAP adjusted earnings1 of $5.0 million or $1.35 per basic and $1.27 per diluted share compared to non-GAAP adjusted earnings1 of $2.7 million or $0.75 per basic and $0.71 per diluted share for the third quarter of 2024.

1 Represents a non-GAAP financial measure. Refer to the section entitled “Use of Non-GAAP Measures” and Reconciliation to GAAP later in this press release.

Non-GAAP adjusted EBITDA1 for the third quarter of 2025 was $5.3 million, compared with non-GAAP adjusted EBITDA1 of $3.1 million in the third quarter of 2024.

Working capital totaled approximately $33.8 million at September 30, 2025, of which $29.1 million was comprised of cash, cash equivalents and trade receivables. This compares with working capital at December 31, 2024 of approximately $23.0 million, of which $14.4 million was comprised of cash, cash equivalents and trade receivables.

Nine Months 2025 Financial Review

Revenue of $64.6 million increased 10.2% compared to revenue of $58.7 million in the nine months ended September 30, 2024.

Gross margin of 48.2% improved as compared to gross margin of 36.9% in the same period last year.

Selling, General & Administrative expenses totaled $19.4 million, compared with $16.1 million for the prior year period.

Operating income totaled $11.8 million compared with operating income of $5.6 million in the nine months ended September 30, 2024.

BK Technologies recorded net income of $9.3 million or $2.56 per basic and $2.38 per diluted share, compared with net income of $4.7 million or $1.33 per basic and $1.30 per diluted share, for the nine months ended September 30, 2024.

The Company reported non-GAAP adjusted earnings1 of $12.4 million or $3.39 per basic and $3.16 per diluted share compared to non-GAAP adjusted earnings1 of $5.6 million or $1.60 per basic and $1.56 per diluted share in the prior year period.

1 Represents a non-GAAP financial measure. Refer to the section entitled “Use of Non-GAAP Measures” and Reconciliation to GAAP later in this press release.

Non-GAAP adjusted EBITDA1 was $12.9 million, compared with non-GAAP adjusted EBITDA1 of $6.9 million in the first nine months of 2024.

Conference Call and Webcast

BK Technologies will host a conference call and webcast for investors today, November 6, 2025, at 9:00 a.m. Eastern Time.

Shareholders and interested parties may participate in the conference call by dialing (888) 506-0062 and international participants should dial (973) 528-0011 and use access code: 764051. The call and the accompanying slide deck will also be webcast at:

https://www.webcaster5.com/Webcast/Page/2208/53064

The conference call and slide deck may also be accessed via the Events page of the Company’s website at www.bktechnologies.com. Please allow extra time prior to the call to visit the site.

An online archive of the webcast will be available on the Company’s website for thirty (30) days following the call at www.bktechnologies.com. A replay of the conference call will be available one hour after completion of the call until Thursday, November 13, 2025, by dialing (877) 481-4010 and international participants should dial (919) 882-2331. All callers must use access code 53064 to access the replay.

Use of Non-GAAP Measures

BK Technologies prepares its consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”). In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses non-GAAP financial measures. Management believes the non-GAAP financial measures discussed in this release are important to the reader of the Consolidated Financial Statements. The Company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

1 Represents a non-GAAP financial measure. Refer to the section entitled “Use of Non-GAAP Measures” and Reconciliation to GAAP later in this press release.

Adjusted Earnings Before Interest Taxes Depreciation and Amortization (Adjusted EBITDA). Adjusted EBITDA is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in net income provided in the statement of operations attributable to the Company calculated in accordance with GAAP, the most directly comparable financial measure calculated in accordance with GAAP. Management believes Adjusted EBITDA can help the investors better understand operational factors associated with the Company’s financial performance because it excludes the following from consideration: interest, taxes, depreciation and amortization, and infrequent or unusual losses or gains (i.e., non-recurring and incremental restructuring charges that are not expected to be routinely incurred year over year because of the Company’s strategy and operating experience). See Reconciliation to GAAP below for calculation methodology and details regarding Adjusted EBITDA.

Adjusted earnings per share (Adjusted EPS). Adjusted EPS is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in the basic and diluted earnings per share attributable to the Company calculated in accordance with GAAP EPS, the most directly comparable financial measure calculated in accordance with GAAP. Adjusted EPS is a non-GAAP financial measure that adjusts GAAP EPS for expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the Company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. The Company has non-cash charges for stock-based compensation and changes in investment value that do not reflect the operating performance of the LMR and Solutions businesses. The Company has also entered a master Service Agreement with EastWest Manufacturing, LLC for the manufacture of LMR radio products and accessories resulted in one-time adjustments related to the transition of production operations during the fiscal year 2024. The Company also recorded a one-time, non-cash income tax provision expense for NOL carryforwards during the second and third quarters of 2025. Management believes that these one-time charges do not reflect the operational profitability of the business for fiscal year 2024 and the second and third quarters of 2025 compared to prior periods. See Reconciliation to GAAP below for calculation methodology and details regarding Adjusted EPS. We do not provide reconciliations of forward-looking non-GAAP guidance due to the inherent difficulty in quantifying certain items necessary to provide such reconciliations as a result of their unknown effect, timing and potential significance.

About BK Technologies

BK Technologies Corporation (NYSE American: BKTI) manufactures high-specification communications equipment of unsurpassed reliability and value for public safety and government agencies. BK’s BKR 9000 multiband portable radio combines advanced features with rugged durability and interoperability to meet the critical demands of first responders. BK’s Solutions business unit, which includes the BK ONE family of offerings, combines land mobile radio (LMR) and LTE/5G to create seamless connectivity among first responders for planned and emergency events. BK Technologies is headquartered in West Melbourne, Florida. For more information, visit www.bktechnologies.com.

Forward-Looking Statements

This press release contains statements about future events and expectations which are “forward-looking statements” within the meaning of Sections 27A of the Securities Act of 1933, as amended, and 21E of the Securities Exchange Act of 1934, as ammended. These forward-looking statements concern the Company’s operations, economic performance, and financial condition, including, but not limited to the Company’s long-term strategic plan, and are based largely on the Company’s beliefs and expectations. These statements involve known and unknown risks, uncertainties, and other factors, many of which are outside of our control, that may cause the actual results, performance, or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors and risks include, among others, the following: changes or advances in technology; the success of our Solutions and Radio business lines and the products offered thereunder; successful introduction of new products and technologies, including our ability to successfully develop and sell our current and anticipated Solutions products, and our new multiband radio product and other related products in the BKR Series product line; competition in the land mobile radio industry; general economic and business conditions, including the impacts of high inflation, fluctuating interest rates, tariffs and other trade barriers and restrictions, labor and supply shortages and disruptions, and federal, state and local government budget deficits and spending limitations; any impact from a prolonged shutdown of the U.S. Government, the effects of natural disasters, changes in climate, severe weather events, geopolitical events, acts of war or terrorism, global health crises and other catastrophic events, as well as the broader impacts to financial markets and the global macroeconomic and geopolitical environments, including a potential U.S. or global downturn or recession; the availability, terms and deployment of capital; reliance on contract manufacturers and suppliers; risks associated with fixed-price contracts; heavy reliance on sales to agencies of the U.S. Government and our ability to comply with the requirements of contracts, laws and regulations related to such sales; allocations by government agencies among multiple approved suppliers under existing agreements; our ability to comply with U.S. tax laws and utilize deferred tax assets; our ability to attract and retain executive officers, skilled workers and key personnel; our ability to manage our growth; our ability to identify potential candidates for, and to consummate, acquisition, disposition or investment transactions; impact of our capital allocation strategy; risks related to maintaining our brand and reputation; impact of government regulation; impact of rising health care costs; our business with manufacturers located in other countries, including the effects of changes in the U.S. Government and foreign governments’ trade and tariff policies, such as recent increases in tariffs by the U.S. and the imposition of increased tariffs and other trade barriers and retaliatory measures by foreign governments; our inventory and debt levels; our ability to comply with the terms, including financial covenants, of our outstanding debt, including fluctuating interest rates; protection of our intellectual property rights; fluctuation in our operating results and stock price; any infringement claims; data security breaches, cyber-attacks and other factors impacting our technology systems or third-party information technology systems upon which we rely; widespread outages, interruptions, or other failures of operational, communication, or other systems; availability of adequate insurance coverage; environmental, social and governance matters; maintenance of our NYSE American listing; risks related to being a holding company; our ability to remediate the material weakness in our internal control over financial reporting; and the effect on our stock price and ability to raise equity capital of future sales of shares of our common stock. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and in the Company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statement except as required by law.

This press release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release. We do not provide reconciliations of forward-looking non-GAAP guidance due to the inherent difficulty in quantifying certain items necessary to provide such reconciliations as a result of their unknown effect, timing and potential significance.

Company Contact:
IMS Investor Relations
John Nesbett/Jennifer Belodeau
bktechnologies@imsinvestorrelations.com

(203) 972-9200

BK TECHNOLOGIES CORPORATION

Condensed Consolidated Statements of Operations

(In thousands, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	9/30/25	9/30/24	9/30/25	9/30/24

Sales, net	$24,411	$20,179	$64,630	$58,664

Expenses
Cost of products	12,222	12,343	33,453	36,993
Selling, general and administrative	7,344	5,225	19,419	16,052
Total operating expenses	19,566	17,568	52,873	53,045

Operating income	4,845	2,611	11,758	5,619

Other (expense) income:
Net Interest income (expense)	94	(1)	136	(281)
Gain on disposal of property, plant and equipment	-	-	-	2
Loss on investments	-	-	-	(91)
Other expense	(51)	(6)	(188)	(59)

Income before income taxes	4,888	2,604	11,706	5,190

Provision for income tax	(1,452)	(247)	(2,397)	(488)

Net income	$3,436	$2,357	$9,309	$4,702

Earnings per share - basic	$0.93	$0.67	$2.56	$1.33
Earnings per share - diluted	$0.87	$0.63	$2.38	$1.30

Weighted average common shares outstanding, basic	3,708,717	3,539,841	3,643,097	3,536,100
Weighted average common shares outstanding, diluted	3,951,433	3,751,073	3,913,148	3,623,241

BK TECHNOLOGIES CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except share data) (Unaudited)

	September 30,	December 31,
	2025	2024

ASSETS
Current assets:
Cash and cash equivalents	$21,471	$7,075
Trade accounts receivable, net	7,579	7,349
Inventories, net	18,575	17,636
Prepaid expenses and other current assets	4,123	4,881
Total current assets	51,748	36,941

Property, plant and equipment, net	4,464	4,911
Operating lease right-of-use (ROU) assets	764	1,128
Deferred tax assets, net	6,620	6,788
Capitalized product development cost	2,837	1,321
Other assets	431	410

Total assets	$66,864	$51,499

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,835	$6,327
Accrued compensation and related taxes	2,492	2,289
Accrued warranty expense	850	1,008
Accrued other expenses and other current liabilities	635	1,894
Short-term operating lease liabilities	489	571
Deferred revenue	2,604	1,885
Total current liabilities	17,905	13,974

Long-term operating lease liabilities	372	714
Long-term uncertain tax position liability	1,419	-
Deferred revenue	6,218	6,980
Total liabilities	25,914	21,668

Commitments and contingencies

Stockholders' equity:
Preferred stock; $1.00 par value; 1,000,000 authorized shares; none issued or outstanding	-	-
Common stock; $0.60 par value; 10,000,000 authorized shares; 4,084,386 and 3,913,959 issued, and 3,742,306 and 3,571,879 outstanding shares at September 30, 2025 and December 31, 2024, respectively	2,451	2,348
Additional paid-in capital	51,093	49,386
Accumulated deficit	(6,541)	(15,850)
Treasury Stock, at cost, 342,080 shares at September 30, 2025 and December 31, 2024	(6,053)	(6,053)

Total stockholders' equity	40,950	29,831

Total liabilities and stockholders' equity	$66,864	$51,499

BK TECHNOLOGIES CORPORATION
Reconciliation of Non-GAAP Financial Measures
(In thousands, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended

non-GAAP Adjusted EBITDA	9/30/25	9/30/24	9/30/25	9/30/24

Net Income	$3,436	$2,357	$9,309	$4,702

Adjustments to reconcile net income to EBITDA
Interest (income) expense, net	(94)	1	(136)	281
Income tax provision	1,452	247	2,397	488
Depreciation and amortization	458	429	1,325	1,251
EBITDA	5,252	3,034	12,895	6,722
Severance	-	75	-	227
Inventory write-off - New Product Introduction	-	-	-	-
Adjusted EBITDA	$5,252	$3,109	$12,895	$6,949

Adjustments to reconcile net income to Adjusted EPS (non-GAAP)

Net Income	$3,436	$2,357	$9,309	$4,702

Net realized and unrealized loss on investments	-	-	-	91
Non-cash stock-based compensation expense	637	224	1,455	625
Non-cash income tax provision expense (benefit)	932	-	1,587	-
Severance	-	75	-	227
Inventory write-off - New Product Introduction	-	-	-	-
Adjusted Earnings (Non-GAAP)	$5,005	$2,656	$12,351	$5,645

Adjusted earnings per share - basic	$1.35	$0.75	$3.39	$1.60
Adjusted earnings per share - diluted	$1.27	$0.71	$3.16	$1.56

Weighted average common shares outstanding, basic	3,708,717	3,539,841	3,643,097	3,536,100
Weighted average common shares outstanding, diluted	3,951,433	3,751,073	3,913,148	3,623,241